Exhibit 99.1

Authentic Equity Acquisition Corp. Announces Pricing of
$200 Million Initial Public Offering

Rye, N.Y., Jan. 14, 2021/PRNewswire/ -- Authentic Equity Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market and trade under the ticker symbol “AEACU” beginning January 15, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Capital Market under the symbols “AEAC” and “AEACW,” respectively. The offering is expected to close on January 20, 2021, subject to customary closing conditions.

While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to pursue investments in a broad range of consumer products and services sectors, including, but not limited to, packaged and frozen foods, beverages, beer, wine and spirits, snacks, household products, pet products, consumer and marketing services and personal care products, including health and beauty and over-the-counter products. The Company is led by Chairman and Chief Executive Officer David Hooper, President and Chief Operating Officer Thomas Flocco, and Chief Financial Officer Todd Khoury. The Company’s website is www.authenticequityacquisitioncorp.com.

Jefferies LLC and BMO Capital Markets Corp. are serving as joint book-running managers for this offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, Telephone: (877) 821-7388, email: Prospectus_Department@Jefferies.com; and BMO Capital Markets Corp, Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, Telephone: (800) 414-3627, email: bmoprospectus@bmo.com.

A registration statement relating to the securities became effective on January 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.